Exhibit 99.1

                      PROTEIN POLYMER TECHNOLOGIES REPORTS
                      THIRD QUARTER 2004 FINANCIAL RESULTS

        SAN DIEGO, November 19, 2004 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) announced today financial results for the third quarter and the nine months ended September 30, 2004.

        The net loss for the quarter ended September 30, 2004 was $1,042,000 ($0.03 per share), compared to a net loss of $912,000 ($0.02 per share), for the same period in 2003. The net loss for the nine months ended September 30, 2004 was $2,819,000 ($0.07 per share), compared to a net loss of $3,092,000 ($0.09 per share), for the nine months ended September 30, 2003. The net loss and the net loss per share amounts for both the 2003 and 2004 periods include accumulated dividends related to the Company's preferred stock, and "imputed dividend" charges pertaining to its sale of Series I Convertible Preferred Stock during the second quarter of 2003.

        Total revenue was $20,000 for the quarter ended September 30, 2004, compared to $101,000 for the same period in 2003. Total revenue was $411,000 for the nine months ended September 30, 2004, compared to $1,306,000 for the same period in 2003. The contract and licensing revenue primarily represents research and development payments and receivables from Spine Wave, Inc. for the development of an injectable spinal disc repair product for the treatment of lower back pain. The decrease in contract revenue in 2004, particularly during the three months ended September 30, 2004 as compared to the same period in 2003, is due to the completion of the majority of work, including preclinical testing, required to support Spine Wave's recently initiated human clinical testing of the injectable spinal disc nucleus product.

        Operating expenses for the quarter were $991,000, as compared to $943,000 for the same period in 2003, and $3,023,000 for the nine months ended September 30, 2004 as compared to $2,816,000 for the nine months ended September 30, 2003. When additional capital becomes available, expenses are expected to rise in subsequent quarters due to the increased expenditures for expanded human clinical testing and patient follow-up of the Company's lead product candidates currently in development.

        As of September 30, 2004, PPTI had a negative working capital of $1,168,000 compared to $1,192,000 as of December 31, 2003. PPTI's cash as of September 30, 2004 was $177,000, compared to $1,085,000 on December 31, 2003.
Since the end of June, the Company has received $900,000 in cash and cash commitments in return for short term promissory notes and warrants. In combination with anticipated additional contract and license payments, and revenue projected for the delivery of clinical testing materials, the Company's cash as of November 13, 2004 is expected to meet the Company's anticipated capital requirements until December 2004.



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        "We are currently in discussions with potential sources of additional equity and convertible debt funding, although there can be no assurance that these discussions will result in additional funding," said J. Thomas Parmeter, Chairman and Chief Executive Officer of Protein Polymer Technologies. "Substantial additional capital resources will be required to fund future expenditures related to our research, development, clinical trials, and product marketing activities. If adequate funds are not available, we will be required to significantly curtail our operating plans and may have to sell or license out significant portions of our technology or potential products, or cease operations."

        "Conversely, if we resolve our liquidity problems," Dr. Parmeter commented further, "I view PPTI's future optimistically. With the appointment earlier this year of Dr. Donald Kaplan as President and Chief Operating Officer, we are aggressively pursuing new ways to capitalize on our large intellectual property portfolio, and to identify products we can acquire to support revenue growth in 2005. Dr. Kaplan, previously Senior Vice President, Operations and Technology at U.S. Surgical Corporation and a recognized leader in research, development and commercialization of surgery and wound closure devices, is uniquely qualified to lead this effort. For example, we are leveraging the development of our adhesives technology for the injectable spinal disc repair product towards application as high strength surgical sealants. Such sealants are designed to stop air and fluid leaks associated with the use of sutures and staples in a variety of surgical procedures. In addition, we continue to focus on the clinical trials of our urethral bulking agent for treatment of female stress urinary incontinence and our injectable hydrogel for treatment of dermal contour defects such as scars, wrinkles and lines. Finally, with Spine Wave beginning clinical trials of the injectable disc nucleus product (IDN) for the treatment of lower back pain, we are involved in discussions with Spine Wave regarding the commercial manufacture of the IDN product."

        Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-five U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2003 Annual Report Form 10-KSB, and other recent filings with the Securities and Exchange Commission,



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copies of which are available from the Company, to further ascertain the risks associated with the above statements.


                            (Financial Data Follows)






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                      Protein Polymer Technologies, Inc.
                        Condensed Financial Statements
                                 (unaudited)

                                 Three months ended        Nine months ended
                                    September 30,            September 30,
                                  2004        2003         2004         2003
     SUMMARY OF OPERATIONS

     Contract revenue         $19,523      $95,796      $407,939   $1,289,475
     Interest income              273        5,378         3,098       16,224
     Product and other income       0            0             6            0
     Total revenues            19,796      101,174       411,043    1,305,699

     Total expenses           991,388      942,721     3,022,589    2,816,499

     Net loss               $(971,592)   $(841,547)  $(2,611,546) $(1,510,800)

     Undeclared and/or
      paid dividends on
      Preferred Stock          69,980       69,980       207,659    1,580,906

     Net loss
      applicable to
      common
      shareholders        $(1,041,572)   $(911,527)  $(2,819,205) $(3,091,706)

     Net loss per
      common share -
      basic and diluted        $(0.03)      $(0.02)       $(0.07)      $(0.09)

     Shares used in
      computing net loss
      per share -
      basic and diluted    38,113,618   36,720,701    37,840,496   33,542,290

                                           As of                   As of
                                       Sept. 30, 2004          Dec. 31, 2003
     BALANCE SHEET INFORMATION

     Cash and cash equivalents               $177,000             $1,085,000
     Working capital                       (1,168,000)             1,192,000
     Total assets                             506,000              1,692,000
     Total capital invested                49,159,000             48,809,000
     Accumulated deficit$                 (50,085,000)          $(47,473,000)